Exhibit 10.66

THIS NATIONAL RETAILER AGREEMENT (“Agreement”) between Sprint Solutions Inc. on behalf of itself and its affiliates that provide products and services (“Sprint”) and                                                             , a                                          [state]                                          [entity type] (“Retailer”).
A.	Sprint provides telecommunications goods and services to customers throughout the United States and select United States Territories.
B.	Retailer wants to receive compensation to solicit customers to subscribe to the Sprint telecommunications services and to sell products associated with those telecommunications services under the terms and conditions of this Agreement.
The parties therefore agree as follows, with defined terms set forth in Section 18:
1.	SCOPE OF AUTHORITY
1.1	Authorization. Sprint grants Retailer the non-exclusive right to solicit subscriptions for Sprint Services and to sell Products in the United States and select United States Territories, subject to terms and conditions of this Agreement, including the following limitations and restrictions on geographic territory and customer categories:
(A)	Non-Exclusive Relationship. Sprint may offer third parties exclusive rights with respect to certain territories or certain customer categories in its sole discretion. Sprint may also solicit Customers using its own sales force or other authorized representatives. Sprint will determine the number and type of authorized representatives in its sole discretion.

(B)	Reserved Accounts. Retailer will not solicit or sign up Customers listed on the Reserved Account List posted on the Sprint Indirect Website without Sprint’s prior written consent. Retailer must comply with all policies and guidelines with respect to Reserved Accounts posted to the Sprint Indirect Website. Retailer is responsible for checking the Sprint Indirect Website for updates to the Reserved Accounts List or to the policies and guidelines that apply to Reserved Accounts.

(C)	No Representations or Warranty Regarding Geographic Proximity. Third-party authorized-representative facilities and Sprint sales facilities will be in the same geographic proximity as Retailer’s Facility.
1.2	No Subcontractors. Retailer may not subcontract any of its rights or obligations under this Agreement.
1.3	No Authority to Bind; No Responses to RFP’s. Retailer has no authority to bind Sprint or its affiliates to any agreement or obligation. Retailer may not respond to a Solicitation on behalf of itself or Sprint, and Retailer may not enter into or attempt to enter into a contract with a Customer or potential Customer on behalf of itself or Sprint to provide Sprint Services under this Agreement. Any Solicitation response submitted by Retailer on behalf of itself or Sprint, or any contract entered into by Retailer on behalf of itself or Sprint will be null and void and Sprint has no obligation to support or honor that response or contract. If Retailer becomes aware of or if Retailer is interested in an
Sprint RETAILER Agreement v1.1
Proprietary and Confidential

opportunity related to a Solicitation, Retailer will promptly notify the Sprint Director of National Retail of the existence of the Solicitation and on Sprint’s request provide Sprint with all documentation in Retailer’s possession related to the Solicitation. Sprint will decide, at its sole discretion, whether Sprint will respond to the Solicitation.
1.4	No Reselling Services. Retailer will not knowingly sell Sprint Services to anyone that intends to resell them. Retailer will not resell the Sprint Services itself, and will ensure that its affiliates, subsidiaries, owners, subcontractors, employees, and agents will not resell the Sprint Services. Reselling is defined as the acquiring of Sprint Services in the reseller’s name, then providing those Sprint Services to third parties with the intention of collecting payment for the Sprint Services from the third parties.
1.5	No Web Sales, Service & Repair, Telemarketing. Retailer will not:
(A)	Solicit subscriptions for Sprint Services or sell Sprint Products via the internet except with Sprint’s prior written permission and in accordance with Sprint’s websales’ guidelines, or
(B)	Service or repair any Products on Sprint’s behalf; or
(C)	Solicit subscriptions for Sprint Services or sell Sprint Products via electronic mail, mail order, facsimile, wireless messaging (SMS, Text, MMS, etc.) or telephone.
1.6	Sprint Policies. Retailer must comply with all policies, procedures, terms and conditions provided to Retailer by Sprint which the parties incorporate by reference.
2.	RETAILER COMMITMENTS AND OBLIGATIONS
2.1	Goodwill. Retailer will preserve and enhance the goodwill associated with the Sprint brand and the Sprint Services.
2.2	Duty to Cooperate. Retailer will cooperate with any requests from Sprint regarding governmental inquiries or investigation requests, including but not limited to inquiries or requests from the Federal Communications Commission (“FCC”) or state Attorney Generals.
2.3	Retail Store Facilities. Retailer will offer Sprint’s Products and Services from its retail stores locations as mutually agreed by the parties (each a “Facility”) in accordance with terms set forth in Exhibit C. Retailer will provide Sprint with an updated list of all Facilities selling Sprint’s Products and Services on a quarterly basis.
2.4	Insurance Requirements. Retailer will comply with the insurance requirements set forth in Exhibit H.
3.	NO DEVIATION FROM SPRINT SERVICE OFFER.
3.1	Ownership of Customer Relationship. At all times, Sprint owns the Subscription relationship with the Customer. Sprint will decide at its sole discretion:
(A)	whether to accept, serve, suspend or discontinue service to any customer;

(B)	the services and coverage areas offered to any customer;

(C)	the rates to be charged for those services; and
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(D)	any other terms or conditions that apply to any Customer or Service Offer.
3.2	Rates for Service. Sprint will deliver its current Service Offer (including rate plans and any special offers or promotions) to RETAILER on the Effective Date of this Agreement. Sprint may amend or change its Service Offer, and add, delete, suspend or modify the conditions of the Sprint Services at any time and from time to time. Sprint will use commercially reasonable efforts to give RETAILER advance notice of any changes.
3.3	No Right to Change Service Offer. RETAILER will only quote the prices, term and conditions for Sprint Services as contained in the then current Service Offer provided by Sprint. RETAILER will not:
(A)	change the Service Offer;
(B)	grant any discounts or make any adjustments to any rates;
(C)	misrepresent — either affirmatively or by omission — the Service Offer or any terms and conditions of Sprint Services; or
(D)	impose on any Customer any activation or other fees, standards, commissions or contracts, including without limitation requiring the Customer to remain a Customer of Sprint for any period of time or impose a term and termination fee.
4.	ORDER PLACEMENT.
4.1	Service Agreements. For each potential Customer, Retailer will complete a service agreement, including the terms and conditions for the use of the Sprint Services, in the form then in effect and approved by Sprint for use, and signed by the potential Customer (the “Service Agreement”). If the Service Agreement is generated by automated activation tools, the Customer acceptance process must be approved or designated by Sprint. If automated activation tools are not available or approved for use, Retailer must provide the Customer with obtain a paper copy of the Service Agreement, which must be completed, signed, retained by Retailer in accordance with the procedures established by Sprint and the terms of this Agreement. Retailer will comply with all procedures established by Sprint from time to time in connection with the use and delivery to Sprint of the Service Agreement and related documents. Retailer will not submit any Service Agreement that is incomplete or that it has reason to believe is not completely accurate. Sprint may revise the Service Agreement from time to time, and Retailer agrees to deliver the most recent version of the Service Agreement provided by Sprint. All Service Agreements are between Sprint and the Customer, and are the property of Sprint.
4.2	Order Entry. Retailer will enter all order information into Sprint’s designated order entry system(s), or via any process designated by Sprint from time to time. Retailer is solely responsible for obtaining any hardware, software and services (including internet access) necessary to access Sprint’s order entry system(s). Retailer will sign a license for access to and the use of the designated order entry system(s) if requested by Sprint.
4.3	Acceptance of Orders. Sprint will accept or reject all orders in its sole discretion.
4.4	Subscription Fraud. Retailer is liable for subscription fraud losses incurred by Sprint in the instances where Retailer fails to adhere to Sprint policies provided to Retailer by Sprint regarding service agreement completion, information verification or order placements. Examples of subscription fraud losses are unpaid Sprint invoices
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including without limitation hardware charges and subsidies, monthly access charges, overage charges and other service fees and Commissions paid to Retailer as a result of the fraudulent activation.
5.	PRODUCTS.
5.1	Retailer will only sell to Customers Products approved by Sprint for use with its Sprint Services, and obtained from Sprint-approved sources.
5.2	Inventory. To the extent that Retailer is selling Products under this Agreement, Retailer may either:
(A)	purchase Products from Sprint (or a Sprint approved source) for resale to Customers. Exhibit B sets out the purchase terms for Products purchased by Retailer from Sprint. All Products sold by Retailer from its own inventory (e.g. purchased from Sprint or a Sprint-approved source for resale to Customers) will be sold at prices solely determined by Retailer; or
(B)	sell Products directly from Sprint’s inventory through the process then in effect on the Sprint Indirect Website at prices that Sprint establishes; or
(C)	sell or distribute Products via other channels as determined upon mutual agreement of the Parties.
5.3	Products for Customers Only. Retailer will only sell the Products to Customers or potential Customers that activate those Products on Sprint Services or install those Products for use with Sprint Services. If Retailer sells Products to third parties not Customers or potential Customers, Sprint reserves the right to pursue all legal remedies available including the right to recover subsidies paid by Sprint on the Products.
6.	COMPENSATION
6.1	Commissions. Sprint will pay Retailer a monthly commission as provided for in Exhibit A to this Agreement (the “Commission Plan”).
6.2	Commission Plan Changes. Sprint may modify Exhibit A, including the right to reduce commissions, effective 30 days after written notice to Retailer. Retailer will accept any modifications by continuing to perform under this Agreement.
6.3	Right to Set Off. Sprint is entitled to charge to or withhold from Retailer’s commissions any amounts owed by Retailer, its subsidiaries or affiliates to Sprint, or any of Sprint’s affiliates or subsidiaries, under this or any other agreement between Sprint, its affiliates or subsidiaries and Retailer, its affiliates or subsidiaries.
6.4	Commission Disputes and Limitations. RETAILER must notify Sprint in writing of all commission disputes within 90 days after the date of the disputed commission statement. All disputed amounts must be submitted to Sprint as described in Exhibit A.
6.5	Audits.
(A)	By Sprint. Sprint may at any time during business hours inspect each Facility of Retailer. Sprint may, on reasonable advance notice, audit Retailer’s performance of its obligations under this Agreement, including without limitation, compilation, storage and security of Customer Records, and any
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relevant books, records or processes as they pertain to Retailer’s performance of its obligations under this Agreement. Sprint will pay all reasonable fees and costs incurred by Sprint in connection with these audits.
(B)	By Retailer. Retailer may inspect Sprint’s commission records as they pertain to Customers activated by Retailer on a day mutually agreed upon by Sprint and Retailer once per calendar year. Retailer will pay all reasonable fees and costs incurred by Retailer in connection with these audits.
7.	PRIVACY.
7.1	Customer Records. Retailer will keep all Service Agreements and related documents (“Customer Records”) at the relevant Facility for a minimum of 2 years from the date of their creation, and will return these Customer Records as directed by Sprint at the end of that time period. Sprint may request that Retailer return Customer Records to Sprint at any time, and Retailer will immediately return the original copies of the Customer Records, as directed by Sprint. Retailer may not keep copies of the Customer Records returned to Sprint without Sprint’s written permission. Retailer may not destroy the original copies of Customer Records unless directed to do so by Sprint in writing.
7.2	Theft. Retailer will notify Sprint within 24 hours of learning of the loss or theft of any Customer Records, Sprint Information or Products from its Facilities, or from its employees, agents or Subcontractors.
7.3	No Solicitation.
(A)	Customers. During the term of this Agreement, and for a period of 1 year after the termination or expiration of this Agreement, Retailer will not knowingly solicit or try to persuade any Customer that subscribes or subscribed to Sprint’s Services through Retailer’s efforts to buy any other 2G or 3G wireless voice communications services. For the avoidance of doubt, the prohibition against solicitation in this section will not restrict Retailer from incidental communications with Sprint subscribers which may occur through Retailer’s standard mass marketing practices such as a mass marketing campaign to a particular geographic region or customer demographic. It also does not restrict any passive sale or Retailer initiated sales made by Retailer.
(B)	Customer Lists. Retailer will not sell or provide to any third party a list of Customers that subscribed to Sprint’s Services through Retailer’s efforts, or that Retailer knows have subscribed to Sprint Services.
7.4	Privacy Requirements. Retailer will comply with all privacy requirements and obligations set forth in Exhibit F (Privacy) and in the Retailer Privacy Policy provided to Retailer by Sprint, which may be amended by Sprint from time to time. Retailer will monitor the Sprint Indirect Website for changes and will comply with the most recent version of the Sprint Retailer Privacy Policy at all times.
8.	CONFIDENTIALITY.
8.1	Definition of Sprint Confidential Information. “Sprint Confidential Information” means any information not generally available to the public relating to or received by Retailer in the course of this Agreement that is marked as confidential or proprietary,
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or that given the nature of the information or the circumstances surrounding its disclosure to or receipt by Retailer, reasonably should be considered as confidential, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Retailer and whether compiled by Sprint or Retailer. Examples of Sprint Confidential Information that Retailer will receive in the course of this Agreement include, without limitation, the terms and conditions of this Agreement, information regarding existing and potential Sprint Customers, Sprint Customer lists, prospects provided by Sprint for the purpose of direct marketing the Sprint Services and Products, customer referral programs, Sprint’s unique sales and servicing methods, advertising and promotional materials and techniques, pricing techniques, vendor and product information, training courses and materials, and insurance and credit policies.
8.2	Protection of Sprint Confidential Information. Retailer will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of the Sprint Confidential Information, including, at a minimum those measures that it takes to protect its own confidential information of a similar nature, but in no event less than a reasonable standard of care. Retailer will implement and maintain reasonable procedures described by Sprint from time to time to prevent the unauthorized use and disclosure of Sprint Confidential Information.
8.3	Disclosure of Sprint Confidential Information. Retailer will not disclose Sprint Confidential Information to any person or entity other than employees, agents or subcontractors of Retailer that need to know the Sprint Confidential Information to perform Retailer’s duties under this Agreement, and in those instances, only to the extent justifiable by that need. Retailer will ensure that its employees, agents and subcontractors comply with the terms of this Agreement.
8.4	Use of Sprint Confidential Information. Retailer will not use the Sprint Confidential Information indirectly or directly, except in the course of performing its duties under this Agreement.
8.5	Copying of Sprint Confidential Information. Retailer will not make any copies of Sprint Confidential Information, except as permitted in writing by Sprint or as necessary to perform its duties under this Agreement.
8.6	Limitations on Export of the Sprint Confidential Information. Retailer will not export any Sprint Confidential Information in any manner contrary to the export regulations of the United States.
8.7	Return of Sprint Confidential Information. Retailer will deliver to Sprint, without keeping copies, all Sprint Confidential Information to Sprint on Sprint’s request, or on the expiration or termination of this Agreement.
9.	USE OF TRADEMARKS AND MARKETING.
9.1	License Grant. Sprint grants to Retailer a non-exclusive license to use and display the trademarks provided to Retailer in the Sprint Branding Guidelines (“Marks”), and updated by Sprint from time to time, for purposes consistent with this Agreement. Retailer will not assign or sublicense any right or interest in the Marks without the prior written consent of Sprint.
9.2	Restrictions on Use. Retailer must not use the Marks as, or incorporate any of the Marks into, its:
(A)	trade name;
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(B)	domain name;
(C)	website metatag or similar programming code;
(D)	“vanity” telephone numbers; or
(E)	phone or directory-assistance listings.
9.3	Ownership of the Marks. Sprint and its parent and affiliated companies own all right, title and interest in the Marks and the goodwill associated with the Marks. Retailer acquires no rights in the marks except those limited rights expressly granted under this Agreement. Any goodwill from Retailer’s use of the Marks will inure to Sprint’s benefit. Retailer must not, directly or indirectly, contest the validity of the Marks or Sprint’s rights in the Marks. Retailer must not register, or attempt to register, the Marks or any confusingly similar variation of the Marks in any form.
9.4	Enforcement and Defense.
(A)	Sprint Controls Enforcement. Retailer must promptly notify Sprint of any infringement or unauthorized use of the Marks in any form. Sprint, in its sole discretion, will determine how it will respond. Retailer will not enforce any rights in the Marks against any third party without the prior written consent of Sprint, which Sprint may withhold in its sole discretion.
(B)	Sprint Controls Defense. Sprint will defend and settle any trademark-infringement claim against the Marks at Sprint’s expense. Sprint may terminate Retailer’s license to use any or all of the Marks in order to settle any the claim. Retailer will not defend the claims without the prior written consent of Sprint, which Sprint may withhold in its sole discretion.
(C)	Sprint Controls Registration. Sprint will be solely responsible for and will file, prosecute and maintain any and all trademark, service mark, trade name, domain name and related applications and registrations for the Marks, in its sole discretion.
(D)	Participation by Retailer. Sprint will have the right to direct and control, in its sole discretion, any negotiation, administrative proceeding, or litigation involving the Marks, including (without limitation) Retailer’s claims, appearance, defense or other participation. Any proceedings handled by Sprint will be at Sprint’s expense, and Sprint will have the right to collect any damages, fines or other monetary awards paid and to enforce any equitable relief granted in connection therewith.
(E)	Best Efforts. Retailer will use best efforts to cooperate with Sprint’s efforts under this Section 9.4, at Sprint’s expense, including without limitation making personnel available to testify and providing relevant documentation and information.
9.5	Quality Control. Retailer must:
(A)	maintain a consistently high quality for the Products and Services offered in connection with the Marks;
(B)	adhere to the trademark usage guidelines provided by Sprint to Retailer and other specific quality control standards that Sprint may from time to time communicate to Retailer;
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(C)	comply with all applicable laws and regulations governing the operation of the Retailer’s business and Retailer’s use of the Marks;
(D)	not combine the Marks with other marks to create a new unitary mark;
(E)	not alter or modify the Marks in any way;
(F)	on Sprint’s request, submit representative samples of Retailer’s use of the Marks to Sprint; and
(G)	promptly notify Sprint of any known, suspected or potential violation of this Section 9.
9.6	Sprint’s Prior Approval. Sprint will have the right of prior approval, which Sprint may withhold in its sole discretion, with respect to:
(A)	each form of use of the Marks; and
(B)	the use of the Marks in any advertisements or promotions for the Sprint Services or Products.
9.7	Advertising by Retailer. Retailer is solely responsible for compliance with all laws and regulations that apply to its advertising. Sprint’s approval in Section 9.6(B) above is limited to the use of Sprint’s Marks In Retailer’s advertising, and does not imply or convey that Retailer’s advertising complies with applicable laws or regulations.
9.8	Marketing Materials. Sprint will provide a reasonable amount of point-of-sale marketing materials, including coverage maps and rate plan brochures (collectively, “Marketing Materials”). Retailer will make the current version of the Marketing Materials available to Customers at all times. Retailer will not use Marketing Materials that have expired, or that Sprint requests Retailer to stop using. Retailer will not make any changes to the Marketing Materials or create its own Marketing Materials without Sprint’s prior written approval. Sprint owns all intellectual property rights, including copyrights, in the Marketing Materials, and Sprint grants Retailer a non- exclusive, limited right to use and display the Marketing Materials only for purposes consistent with this Agreement.
9.9	Identification of Retailer. Retailer will identify itself at all times by its own name, and may not identify itself as Sprint or any of Sprint’s affiliates. In connection with its relationship to Sprint, Retailer may only identify itself as an authorized representative that sells Sprint Services and Products.
9.10	Press Releases. Retailer will not issue press releases about Sprint, its Products, Services or Customers, or using the Sprint Marks except with the prior written approval of Sprint.
10.	REPRESENTATIONS AND WARRANTIES.
10.1	Authority. Each party represents and warrants that it has full authority to perform its obligations under this Agreement and the person executing this Agreement has the authority to bind it. Retailer represents and warrants that Retailer’s exact legal name, type of organization and jurisdiction of organization are correctly set forth in the recitals to this Agreement.
10.2	Performance. Retailer represents and warrants that it will perform its obligations under this Agreement in a legal, ethical and professional manner.
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10.3	No Conflicts. Retailer represents and warrants that it is not subject to any limitation or restriction that would prohibit or restrict Retailer from entering into this Agreement or performing any of its obligations under this Agreement.
10.4	Review of Agreement. Retailer represents that it has carefully reviewed this Agreement and has had enough time to consult with a lawyer, accountant, or other professional advisor, if it wanted. Retailer represents that, if it did not use a professional advisor, it is satisfied in relying on its own education, experience, and skill in evaluating the merits of and entering into this Agreement.
11.	LIMITATION OF LIABILITY.
11.1	General Non-liability of the Parties. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS IN THIS AGREEMENT, OR ANY CLAIMS RESULTING FROM A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 8 — CONFIDENTIALITY, 7 — PRIVACY, OR 9 — TRADEMARKS, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR OTHER MONETARY LOSS ARISING FROM THIS AGREEMENT.
11.2	Special Non-liability of Sprint. IN ADDITION TO THE LIMITATION OF LIABILITY IN SECTION 11.1 ABOVE, IN NO EVENT WILL SPRINT BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR OTHER MONETARY LOSS, ARISING OUT OF THE PERFORMANCE, FAILURE TO PERFORM OR POOR PERFORMANCE OF THE SPRINT SERVICES, WHETHER OR NOT ANY OF THE PERFORMANCE MATTERS OR CAUSES ARE WITHIN SPRINT’S CONTROL OR DUE TO NEGLIGENCE OR OTHER FAULT ON THE PART OF SPRINT, ITS AGENTS, AFFILIATES, EMPLOYEES OR OTHER REPRESENTATIVES.
12.	INDEMNIFICATION.
12.1	General Indemnification. Each party will indemnify, defend and hold the other party, its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees harmless against any liability for any Claims brought by third parties arising out of:
(A)	the negligent, grossly negligent or intentional misconduct or omission by the indemnifying party or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement, except to the extent caused by the negligent, grossly negligent or intentional misconduct or omission of the indemnified party or except to the extent disclaimed by Sprint in Section 11.2 above or in Section 10 of Exhibit B; or
(B)	a material breach of this Agreement.
12.2	Indemnification by Retailer. Retailer will indemnify, defend and hold Sprint, its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees harmless against any liability for any Claims brought by third parties arising out of:
(A)	any act or omission by Retailer or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement in advertising Sprint’s Products or Services or in making a solicitation of, calling on or making a sale to a Customer, including without limitation misrepresentations;
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(B)	unauthorized use, misuse or modification of Sprint’s Marks by Retailer or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement;
(C)	breach of a representation or warranty by Retailer or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement;
(D)	any violation of law by Retailer or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement; or
(E)	any act or omission by Retailer or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement that results in a loss or unauthorized disclosure or use of Sprint Information.
12.3	Indemnification by Sprint. Sprint will indemnify, defend and hold Sprint, its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees harmless against any liability for any Claims brought by third parties arising out of:
(A)	any act or omission by Sprint or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement in advertising Sprint’s Products or Services or in making a solicitation of, calling on or making a sale to a Customer, including without limitation misrepresentations;
(B)	breach of a representation or warranty by Sprint or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement;
(C)	any violation of law by Sprint or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement; or
(D)	any act or omission by Sprint or its officers, directors, employees, affiliates, agents, subcontractors, successors and assignees under this Agreement that results in a loss or unauthorized disclosure or use of Sprint Information.
12.4	Procedures.
(A)	Conditions for Indemnification. The indemnification obligations under this Agreement will not apply unless the party claiming Indemnification:
(1)	promptly notifies the indemnifying party in writing of the Claim;
(2)	permits the indemnifying party to assume and control the defense of the Claim, except for Claims against Sprint for Retailer’s or its Subcontractors violations or alleged violations of law, for which Sprint will control the defense of the Claim;
(3)	cooperates with the investigation and defense of the Claim by the indemnifying party; and
(4)	does not enter into a settlement of the Claim without the indemnifying party’s consent, except Sprint reserves the right to enter into a settlement at its sole discretion if Retailer fails to defend a Claim for which it has an indemnification obligation to Sprint.
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(B)	Separate Counsel Permitted. The indemnified party may employ separate counsel and participate in the defense of the Claim. Separate counsel will be at the expense of the indemnified party, unless the indemnifying party fails to defend the indemnified party after receiving notice of the Claim.
(C)	Failure to Defend. If the indemnifying party fails to defend or settle a Claim to the reasonable satisfaction of the other party within a reasonable amount of time, then the indemnified party may elect counsel to represent it. The indemnifying party will be solely responsible for the payment or reimbursement (at the indemnified party’s option) of reasonable attorneys fees and costs incurred in defending or settling that Claim and for all liability arising from that Claim.
12.5	Survival. This indemnity continues in effect after this Agreement’s termination or expiration.
13.	TERM AND TERMINATION.
13.1	Term of the Agreement. The initial term of this Agreement is 1 years from the Effective Date, and the Agreement will automatically renew for 1 year periods after the expiration of the initial term unless either party:
(A)	gives the other party written notice of non-renewal at least 30 days before end of the then-current term; or
(B)	terminates the Agreement under this Section 13.
13.2	Termination for Convenience. Either party may terminate this Agreement for any reason on 30 days written notice to the other party.

13.3	Immediate Termination for Cause by Sprint. Sprint may terminate the RETAILER Agreement for cause immediately on written notice to RETAILER if RETAILER:
(A)	Materially misrepresents the Sprint Services, the Service Offer or the Products to Customers or potential Customers;
(B)	intentionally falsifies information on any order submitted to Sprint for activation, including by or through fraudulent means (e.g. false representation of the identity of the Customer);
(C)	fails to meet the minimum performance requirements set out in Exhibit D for 6 months based on a rolling average, or any 3 non-consecutive calendar quarters in the course of this Agreement, or fails to meet any Retailer Program Requirements set out in Exhibit D at any time.
(D)	misuses or modifies any Marks, uses any Marks without the prior written consent of Sprint, or otherwise materially breaches a provision of Section 9;
(E)	defaults on any obligation set forth in Sections 8 — Confidentiality or 7 — Privacy of this Agreement;
(F)	closes its business;
(G)	fails to pay any amounts when due;
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(H)	assigns, transfers, or attempts to assign or transfer this Agreement, or any portion of this Agreement, without the prior written consent of Sprint;
(I)	subcontracts or attempts to subcontract, any of its duties under this Agreement without the prior written consent of Sprint; or
(J)	fails to comply with any civil or criminal laws, ordinances, rules or regulations, including without limitation those relating to health, safety, employment, environmental, regulation and taxation.
13.4	Termination for Cause by Sprint — Cure Period. Retailer has no right to cure any breach of this Agreement listed in Section 13.3 above. For all other breaches, Retailer has 30 days after receiving written notice from Sprint to cure the breach in that notice to Sprint’s satisfaction. If Retailer fails to cure that breach, Sprint may terminate the Agreement for cause at the end of the cure period.
13.5	Other Remedies for Default. In addition to the right to terminate this Agreement for cause, Sprint reserves all other rights and remedies it may have in law or in equity for a breach of this Agreement by Retailer.
13.6	Termination Date and Notice. A party may exercise its right to terminate this Agreement, or give notice of non-renewal, by giving the other party written notice stating the effective date of termination. Termination is effective as of 11:59 p.m. Eastern Time (daylight or standard, as applicable) on the termination date specified in the termination notice.
14.	Effect of Termination.
14.1	Effect on Compensation — Compensation Ceases. If this Agreement is terminated for any reason or expires without renewal, Sprint will pay Retailer Commissions actually earned prior to the termination or expiration of the Agreement after all offsets and chargebacks Sprint is entitled to have been deducted.
14.2	Duties on Termination or Expiration. On the termination or expiration of this Agreement, Retailer will:
(A)	immediately cease identifying itself as an authorized representative of Sprint, including using best efforts to immediately cease all related sales efforts, remove signs containing Sprint’s Marks and replace business cards referring to Retailer or its employees, agents or subcontractors as an authorized representative of Sprint;

(B)	promptly notify all members of its staff to immediately cease all Sprint-related sales efforts;

(C)	promptly return or destroy, as directed by Sprint, all Sprint Customer Records and lists of Sprint Customers to Sprint including any copies; and

(D)	promptly return or destroy, as directed by Sprint, all unused Marketing Materials, all merchandising displays, all training manuals, policy manuals or written materials supplied by Sprint including any copies.
15.	ASSIGNMENT. This Agreement may be freely assigned by Sprint to any successor of it or to any other firm or entity capable of performing its obligations under this agreement. Sprint relied upon the financial, business and personal reputation of Retailer and its management in deciding to enter into this Agreement with Retailer. Neither this Agreement, nor any right or obligation of
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Retailer may be transferred, assigned or encumbered by Retailer without Sprint’s prior written approval, which Sprint may withhold at its sole discretion, except that Retailer may, without the consent of Sprint, assign the Agreement to a controlled subsidiary or a purchaser of all or substantially all of Retailer’s assets used in connection with performing this Agreement, provided that Retailer guarantees the performance of and causes the assignee to assume in writing all obligations of the assignor under this Agreement.. Retailer may not change its name, type of organization or jurisdiction of organization without the prior written approval of Sprint, which Sprint may withhold at its sole discretion. Any proposed transferee must meet with the Sprint’s approval and must agree to execute the Sprint’s then current form of this Agreement. Any transfer, assignment or encumbrance without Sprint’s prior written approval will not be honored by Sprint and will be void. Subject to the restrictions against assignment contained in this sub-section, this Agreement will bind and inure to the benefit of the successors and assigns of the parties
16.	DISPUTE RESOLUTION. All Disputes arising from or related to this Agreement will be resolved according to the terms and conditions set forth in Exhibit G.
17.	MISCELLANEOUS
17.1	Governing Law. This Agreement is governed by the laws of the Commonwealth of Virginia, regardless of conflicts of law provisions.
17.2	Independent Contractor. Retailer is an independent contractor and has no express or implied right or authority to assume or create any obligation on behalf of Sprint, or represent that it has any right or authority to do so. Retailer has not paid any fee for this Agreement or for the right to solicit subscriptions for Sprint Services. Retailer is not required to purchase any products from Sprint for the operation of business under this Agreement. The parties do not intend to create an agency, franchise, dealership, employment, partnership, landlord-tenant, or joint venture relationship, or any other relationship to Sprint than that of an authorized representative for the limited purposes described in this Agreement. Retailer does not have, nor may it hold itself out as having, the power to make contracts in the name of or binding on Sprint, nor does Retailer have the power to pledge credit or extend credit in the name of Sprint.
17.3	Compliance with Law. Sprint and Retailer will each comply with all applicable federal, state, county and local laws, rules, regulations and orders that apply to the performance of its obligations under this Agreement. Retailer will not cause Sprint to violate any applicable law.
17.4	Notice. All notices and inquires required or permitted to be given under this Agreement will be in writing addressed as listed below and delivered by certified United States mail, hand or overnight courier (with receipt from courier) charges prepaid. All notices will be effective on the date deposited to the delivery method, even if refused by the receiving party.

Notice Addresses:

If to Sprint:	If to Retailer:

Attn: Vice President- National Retail	Attn:

Sprint Indirect Distribution

with a copy to:
Sprint Nextel
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2001 Edmund Halley Dr
Reston, VA 20191
Attn: Counsel — Indirect Sales
17.5	Force Majeure. Neither party is liable for failure to perform its obligations under this Agreement due to causes beyond its control, including acts of God (e.g., fire, flood or other catastrophes); any law, order, regulation or request of any government, or of any civil or military authority; national emergencies, insurrections, riots, wars, or strikes, lock-outs, work stoppages, or other labor difficulties. The party suffering a force majeure event will use commercially reasonable efforts to remove the force majeure event.

17.6	Headings. The headings contained in this Agreement are for reference purposes only, and are not intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision of the Agreement.

17.7	Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, the provision will be treated as severable, and will not affect the validity, legality or enforceability of the remainder of the Agreement.

17.8	No Waiver. No waiver of any term or condition of this Agreement, either generally or in a particular instance, will be effective unless the waiver is in writing and signed by an authorized person of the party against which the waiver is being asserted. If a written waiver of a term or condition is limited to a particular instance, then nothing in that waiver will preclude the party from later enforcement of that term or condition. Either party’s failure to require the performance of any of the terms or conditions of this Agreement will not prevent the later enforcement of that term or condition, nor be deemed a waiver of any later breach.

17.9	Entire Agreement. This Agreement, including its exhibits, constitutes the final and full understanding between the parties and supersedes all previous agreements, understandings, negotiations and promises, whether written or oral, between the parties with respect to its subject matter. This Agreement is intended to supersede all previous agreements on the same subject matter that Retailer previously signed with a Sprint Contracting Party, including without limitation the various versions of the Nextel Authorized Representative Agreement, the Sprint Distribution Agreement, or the Sprint Partner Program Sales Agent Agreement. No amendments to this Agreement will be binding on either party unless executed by both parties in writing.
18.	DEFINITIONS.
18.1	“Claims” means all claims, complaints, proceedings, investigations or actions brought by a third party, including any government agency or entity arising from or resulting from activities under this Agreement, including advertising and promotional activities, business conducted or sales made by Retailer, actual and consequential damages, and out-of-pocket costs reasonably incurred in the defense of a claim, such as accountants, attorneys and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, travel and living expenses, except as limited in Section 11.2 (Special Limitation of Liability for Sprint).
18.2	“Customer” means any person or entity that subscribes to Sprint Services.
18.3	“Dispute” means all controversies, disputes or claims of every kind and nature arising out of or in connection with the negotiation, construction, validity, interpretation, performance, enforcement, operation, breach, continuance or termination of this Agreement.
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18.4	“Effective Date” means the date the last party signs this Agreement.
18.5	“Products” means the wireless phones, data devices, or other equipment that are approved by Sprint for use with the Sprint Services, and the accessories that may be used with those wireless phones, data devices or other equipment.
18.6	“Senior Representative” means a Vice President or Owner/Proprietor of the Retailer or person holding a position of equivalent or greater authority within Retailer’s organization. A Senior Representative for Sprint is a Vice President.
18.7	“Solicitation” means any invitations to bid, requests for quotations, requests for proposals, or other binding offer submitted in response to a solicitation issued by any Customer or potential Customer for Sprint Products and Services, including without limitation a federal, state, or local government entity or educational institution.
18.8	“Sprint Affiliates/Nextel Partners” refers to the third parties not affiliated with Sprint that offer Sprint Services outside of the geographic area covered by this Agreement.
18.9	“Sprint Information” means any information relating to an existing or potential customer of Sprint that Retailer may collect or receive during the course of this Agreement. This information may include without limitation the existing or potential customer’s name, address, rate plan, handset type, telephone numbers, email addresses, credit card information, CPNI (Customer Proprietary Network Information as defined in Section 222 of the Federal Communications Act, 47 U.S.C. section 222) or any other information related to the quantity, technical configuration, type, destination, location, and use of a telecommunications service provided to the existing or potential customer, including information contained in bills provided to the existing or potential customer. Sprint makes no representations or warranties about Sprint Information.
18.10	“Sprint Services” means the communications services, regardless of technology (e.g. COMA or IDEN wireless services or wireline services), offered by Sprint or its affiliates or subsidiaries (except Sprint Affiliates or Nextel Partners) under the names “Sprint PCS” or “Nextel”.
18.11	“Subcontractor” means a third party that Retailer has entered into a contract with (whether written or otherwise) to perform at least some of its obligations under this Agreement.

Signed:

Sprint	RETAILER

Signature:	Signature:

Printed Name:	Printed Name:

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Title:	Title:

Date:	Date:

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EXHIBIT A
RETAIL WIRELESS COMMISSION PLAN
The Parties agree this Exhibit A will provide the basic structure and form of compensation structure envisioned by Retailer and Sprint. The Parties agree to use good faith efforts to negotiate the final version of Exhibit A before the Closing Date. In furtherance of this purpose, the Parties agree to use good faith efforts to negotiate the compensation structure, which may modify or amend this Exhibit A and is not required to conform entirely to the terms listed herein. Such compensation structure may include provisions for compensation terms which are either not listed, or differ from, the terms in this Exhibit A.
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EXHIBIT B
WIRELESS PRODUCT PURCHASE TERMS
The terms and conditions in this Exhibit B govern the purchase of Wireless Products by Retailer from Sprint for resale under this Agreement. Retailer has no obligation under this Agreement to purchase Products from Sprint for the operation of business under this Agreement. Sprint may change the terms and conditions in this Exhibit B upon 30 days written notice to Retailer.
1. Purchase Orders. A written purchase order is required for all orders. The terms and conditions in this Exhibit B govern with respect to all sales of Products by Sprint to Retailer, and control and prevail over contrary terms and conditions contained in the purchase orders submitted by Retailer. Purchase orders submitted by Retailer to Sprint will not amend, modify, add to or detract from the terms and conditions in this Exhibit B. All purchase orders submitted by Retailer are subject to credit approval by Sprint, and are subject to product availability.
2. Price. Retailer may purchase Products at the prices established by Sprint in its sole discretion and that are in effect at the time of shipment. Sprint may charge Retailer a reasonable handling fee for each purchase order submitted to Sprint by Retailer. Sprint may change the prices for Products from time to time.
3. Payment Terms. Unless otherwise stated on the invoice, payment for all amounts owed to Sprint are net 60 days from the date of the invoice in United States currency. The entire outstanding balance due on all invoices becomes due to Company in full immediately upon default in the payment of any invoice. Sprint may charge Retailer a late payment charge in the amount of 1.5% per month (18% annually), or such lesser amount established or required by law, on any payment past due until such past due payment together with the late payment charge is paid in full to Sprint. Retailer may not offset amounts owed by Sprint to Retailer for any reason against any invoice issued by Sprint to Retailer.
4. Freight, Shipping & Inspections.
4.1	Freight and Shipping. Products ordered by Retailer from Sprint will be shipped F.O.B. Destination. Sprint will pay all freight and insurance costs incurred by Sprint or its third party distribution services vendor in connection with the shipment of goods to Retailer (or the approved destination point designated by Retailer).
4.2	Ownership and Risk of Loss. Sprint will own freight in transit and will be responsible for carriage to an approved Retailer Facility. Risk of loss and ownership will pass to Retailer upon delivery of the Products to the approved Retailer Facility and documented signature on the provided Transportation Carrier Delivery Receipt. Sprint is responsible for all in-transit carrier interaction up to and including claim resolution.
4.3	Inspections. It is the responsibility of Retailer to check the shipment and secure written acknowledgement from the delivering carrier for any shortages, loss or damage. Notification to Sprint of shortages, loss or damage must be made in writing to Sprint or Sprint’s designated bulk fulfillment provider (as directed by Sprint), and must be made within 2 business days of the receipt of the shipment by Retailer, or the Products will be deemed accepted as of the date of receipt, and any claims for shortages, loss or damage with respect to that delivery are waived by Retailer. Retailer must retain all packaging when it submits a claim for shortage, loss or damage. Rejected shipments will be returned to the address designated by Sprint via the delivering carrier. Shipments rejected for any reason will be considered attempted Returns subject to the limitations in Section 6 (Returns) unless Retailer notifies Sprint of a shortage, loss or damage within the 2 business days, and Sprint agrees that there is an actual shortage, loss or damage to the shipment in question.
5. Price Protection.
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5.1.	Price Protection. Sprint offers price protection to Retailer in the form of an account credit only on qualifying wireless telephones recently purchased by Retailer from Sprint if the price decreases. Sprint offers no price protection for limited time special offers which are designated at the time the special offer is introduced. Sprint offers no price protection for accessories or other equipment Retailer may purchase from Sprint.
5.2	Conditions for Price Protection. Price protection is available only for wireless telephones purchased by Retailer from Sprint that meets the following conditions:
(A)	The wireless telephones must have been purchased by Retailer from Sprint for purposes of resale to end-user Customers for activation pursuant to this Agreement, within the 30 days before the effective date of the price change;
(B)	The wireless telephones must be of the same handset model affected by the price change;
(C)	The wireless telephones must be new and not yet activated as of the effective date of the price change; and
(D)	The wireless telephones must be in Retailer’s inventory on the effective date of the price change.
5.3	Price Protection Claim.
(A)	To be eligible for the price protection account credit, Retailer must submit a written claim for price protection to Sprint via the process provided to Retailer by Sprint.
(B)	The price protection claim must include an on-hand inventory report of wireless telephones, by handset model, affected by the price change in Retailer’s inventory on the effective date of the price change, including SIM or ESN (as applicable) and model type for each unit that Retailer is submitting for price protection credit.
(C)	Retailer must submit all price protection claims resulting from a particular price change within 30 calendar days of the effective date of that price change. Price protection claims received after that date will be rejected. All price protection claims are subject to verification.
5.4	Price Protection Credit Amount and Timing. Retailer will receive an account credit for all qualifying wireless telephones submitted by Retailer for a price protection credit in the amount of the difference between the original sales price of the wireless telephone charged to Retailer, less the new sales price for that same handset model, not including any special offers. The price protection account credit will be issued to Retailer’s account within thirty 60 calendar days from the receipt of Retailer’s price protection claim.
6.	Returns.
6.1	Wireless Telephones.
                    (A) iDEN Wireless Telephones - Retailer may not return iDEN wireless telephones to Sprint. Any iDEN wireless telephones eligible for warranty replacement or repair must be submitted as directed by the original equipment manufacturer. Attempted returns will not be accepted from Retailer or Sprint may at its option elect to keep the equipment but Retailer will not be eligible for a credit.
                    (B) CDMA Wireless Telephones - Sprint will accept returns of CDMA wireless phones purchased by Retailer from Sprint subject to the conditions and limitations in this sub-section 6.1(B).
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1.	Retailer may not return to Sprint any CDMA wireless phone that has been activated on Sprint’s CDMA network for more than 30 calendar days.

2.	Retailer may not return to Sprint any CDMA wireless phone that has been abused by Retailer or the Customer. Examples of abuse include physical damage, and unauthorized alteration or programming.

3.	RMA Process — Retailer must make all eligible returns in accordance with the RMA Process provided by Sprint to Retailer.

4.	Retailer must return the CDMA wireless telephones with all accessories that come with the CDMA wireless telephones.

5.	If the return meets all of the requirements of this sub-section 6.1(6), then Sprint will issue an account credit to Retailer for each properly returned CDMA wireless telephones in the amount of the current price of that CDMA wireless telephone handset model.

6.	Sprint may charge a restocking fee.

7.	Sprint will keep all improperly returned CDMA wireless telephones, and Retailer will not be eligible for the return credit.
7. Line of Credit/Credit Application. Retailer will complete the credit application provided by Sprint. Sprint will rely on the credit information furnished by Retailer, and Retailer’s credit history, to determine Retailer’s maximum credit line. Retailer represents and warrants that all information furnished on the credit application will be complete, accurate and true. Retailer will update any information previously furnished to Sprint that later becomes incorrect or misleading because of a change in circumstances or a material change in the business of Retailer or Its financial condition. If Sprint determines that any statements made on the credit application are false, incomplete or inaccurate, Sprint may declare Retailer to be in default of this Agreement, and may exercise any remedies it has under this Agreement or at law or in equity. The sale of Products on terms is contingent upon Sprint’s approval of Retailer’s credit application. Sprint may require additional security from Retailer before granting Retailer a credit line. Sprint has the right to increase, decrease or terminate Retailer’s credit privileges at any time without prior notice to Retailer, and with or without cause. Sprint may require Retailer to complete a new credit application from time to time.
8. Security Interest.
8.1	Security Interest Granted. If the purchase provides for payments on credit, Retailer grants Sprint a security interest in the Products purchased from Sprint by Retailer, whether now owned or hereafter acquired, and any proceeds thereof to secure payment and performance in full by Retailer of all amounts invoiced for the Products and all other obligations of Retailer to Sprint. This Agreement constitutes a security agreement under the Uniform Commercial Code (the “UCC”).
8.2	UCC-1 Financing Statements. Sprint is authorized by Retailer to file UCC-1 Financing Statements and amendments thereto with the Secretary of State or other appropriate offices, and to give notifications to third parties of Sprint’s security interest to perfect and maintain the continuous enforceability, perfection and priority of Sprint’s security Interest.
8.3	Retailer’s Obligations in Support of Sprint’s Security Interest. Retailer will sign and deliver documents, and take other actions upon Sprint’s request, required to perfect and maintain the continuous enforceability, perfection and priority of Sprint’s security interest. If Retailer obtains Sprint’s prior written consent as required in this Agreement to change Retailer’s name, type of organization or jurisdiction of organization, Retailer will cooperate with the filing of appropriate UCC-1 Financing Statements or amendments and take other actions upon Sprint’s request to maintain the continuous enforceability, perfection and priority of the security interest granted by Retailer in this Section 8.
9. Product Supply.
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9.1	Supply of Products. Sprint will use reasonable efforts to furnish a sufficient quantity of Products to meet the resale requirements of Retailer.
9.2	Supply Limitation of Liability. Sprint has no liability under this Agreement for:
(A)	failure to deliver Products within a specified time period;
(B)	availability or delays in delivery of Products;
(C)	discontinuation of Products, product lines, or any part thereof by the manufacturer; or
(D)	the cancellation of any orders of Products by the manufacturer.
10. NO WARRANTY (PRODUCTS). SPRINT MAKES NO WARRANTIES OF ANY KIND, STATUTORY, EXPRESS OR IMPLIED, TO RETAILER OR TO ANY OTHER PURCHASER OF THE PRODUCTS. SPRINT SPECIFICALLY MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. RETAILER WAIVES ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS OR LIABILITIES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE. AR’S SOLE AND EXCLUSIVE REMEDY RELATING TO PRODUCTS IS THE REMEDY, IF ANY, AFFORDED BY THE MANUFACTURER OF THE PRODUCTS TO RETAILER OR AR’S CUSTOMERS. SPRINT IS NOT LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, WHETHER OR NOT OCCASIONED BY SPRINT NEGLIGENCE AND INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY LOSS OR DAMAGE RESULTING FROM THE FAILURE IN THE OPERATION OF ANY PRODUCTS SOLD UNDER THIS AGREEMENT.
11. NO PATENT OR TRADEMARK INDEMNITY. SPRINT HAS NO DUTY TO DEFEND, INDEMNIFY OR HOLD HARMLESS RETAILER FROM OR AGAINST ANY CLAIM, DEMAND OR CAUSE OF ACTION, INCLUDING ANY DAMAGES, COSTS OR EXPENSES INCURRED BY RETAILER IN CONNECTION THEREWITH, ARISING FROM OR RELATING TO THE ACTUAL OR ALLEGED VIOLATION OR INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY BELONGING TO A THIRD PARTY BY THE PRODUCTS.
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EXHIBIT C
Facility Requirements/Approved Facilities
1.	List of Approved Facilities. Retailer will provide Sprint a complete list of approved facilities quarterly, including complete address, name of store contact, and contact phone number.

2.	Approval of Facilities. Retailer may only sell or solicit subscriptions under this Agreement from a Facility that Sprint has approved in writing in advance. Sprint reserves the right to revoke approval of a Facility for any reason and at any time. If Retailer moves an approved Facility to a new location, Retailer must resubmit the Facility at that new location for Sprint’s approval before Retailer may sell or solicit subscriptions under this Agreement from that new location. Sprint’s right to approve Facilities does not imply any assurance of the appropriateness or profitability of an approved Facility. Retailer is not relying on Sprint’s expertise or recommendations of prospective Facilities and relies solely on its own expertise and judgment in the selection of prospective Facilities.

3.	Sprint is Not Responsible for Retailer Facilities. Sprint has no control over any safety measures employed at any Retailer Facilities. Therefore, Sprint assumes no duties with regard to the safety and well-being of employees, Customers and others at Retailer’s Facilities. Retailer is solely responsible for determining and taking any action necessary and appropriate to ensure the safety and well-being of Retailer’s employees, the customers and others at Retailer’s Facilities.
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EXHIBIT D
Left Intentionally Blank
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EXHIBIT E
Left Intentionally Blank
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EXHIBIT F
PRIVACY — SPRINT INFORMATION
1. Compliance with Law. Retailer will comply with all U.S. laws relating to the collection, use, access, maintenance and disclosure of Sprint Information. To the extent Retailer has access to CPNI under this Agreement, Retailer may use CPNI only for the purpose of marketing or providing the communications-related products and services similar to the products and services to which the customer already subscribes. Retailer may not use, allow access to, or disclose CPNI to any other party, unless required to make such disclosure under force of law. Retailer must have in place and maintain appropriate protections to ensure the ongoing confidentiality of customers’ CPNI.
2. Safeguards. Retailer is fully responsible for Sprint Information. Retailer will utilize administrative, physical, and technical safeguards that prevent the unauthorized collection, access, disclosure, and use of Sprint Information. These Safeguards will:
2.1	assign random passwords and other access controls so that only employees, representatives, agents, contractors, and Subcontractors of Retailer who have a business need to access or use Sprint Information may access or use it;
2.2	encrypt Sprint Information when not directly being used by an authorized person while on Retailer’s network and at all times while in course of transmission;
2.3	use appropriate firewalls, virus protection and other technical safeguards against intrusion upon, and harmful transmissions to, any network or facility on which Sprint Information is stored;
2.4	grant access privileges to Sprint Information only as needed by employees, representatives, agents, contractors and Subcontractors of Retailer who have a business need to use that information, and prompt revocation of such privileges when no longer required; and
2.5	train employees and other persons with access to Sprint Information in proper security practices and procedures.
3. Notice of Security Breach. Retailer will promptly notify Sprint of any facts known to Retailer concerning any accidental or unauthorized access, disclosure or use, or accidental or unauthorized loss, damage or destruction of Sprint Information by any current or former employee, representative, contractor, Subcontractor or agent of Retailer or by any other person or third party. Retailer will fully cooperate with Sprint in the event of any accidental or unauthorized access, disclosure or use, or accidental or unauthorized loss, damage or destruction of Sprint Information by any other person or third party, to limit the unauthorized access, disclosure or use, seek the return of any Sprint Information, and assist in providing notice if requested by Sprint.
4. Disclosure of Sprint Information. Retailer will not disclose Sprint information to any person unless Sprint has given its prior written consent to the disclosure. Before disclosing Sprint Information to any person, Retailer must ensure that that person is bound by the same obligations as Retailer under this Agreement, including the obligation to protect Sprint Information that also is classified as CPNI. In the event that Retailer receives a request to disclose Sprint Information through legal process, such as a private party subpoena or a subpoena, warrant or other process from a governmental authority, Retailer will:
4.1	notify Sprint as soon as practicable of the request so that Sprint at its option may seek a protective order or take other action to prevent or limit such disclosure; and
4.2	cooperate with Sprint’s efforts to obtain a protective order or other reasonable assurance to preserve the confidentiality of the Sprint Information.
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5. Return of Sprint Information. Retailer will return, or at Sprint’ selection, destroy (and certify the destruction in writing) all Sprint Information upon the termination or expiration of this Agreement, or earlier if requested to do so in writing by Sprint.
6. Privacy Exhibit and Annual Certification. Retailer will certify annually its continued compliance with all of the obligations in Sprint’s Privacy Policy, this Exhibit F and the related provisions in the Agreement. The annual certification form and certification process will be provided to Retailer by Sprint.
7. Audits and Corrective Action Plans. In addition to any other rights of Sprint under this Agreement, if any audit under this Agreement identifies a customer privacy related failure in any of Retailer’s privacy or confidentiality obligations, Retailer will promptly develop a corrective action plan in cooperation with Sprint. This plan is subject to Sprint’s approval. Retailer will implement this plan at its sole expense, if
7.1	any audit shows that Retailer has failed to perform any of its obligations under this Section; or
7.2	Sprint notifies Retailer in writing of its breach of its privacy obligations under this Agreement.
8. Miscellaneous. The acts or omissions of Retailer and anyone with which it is associated (like its employees, representatives, affiliates, agents, contractors, Subcontractors, and their employees) are Retailer’s acts or omissions. The rights and obligations in this Exhibit F and any other provision in the Agreement that is reasonably necessary to enforce them, will survive the termination or expiration of this Agreement for any reason. The provisions of this Exhibit F control if they conflict with any other provision in the Agreement. Because a breach of any Sprint Information provision may result in irreparable harm to Sprint, for which monetary damages may not provide a sufficient remedy, Sprint may seek both monetary damages and equitable relief.
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EXHIBIT G
DISPUTE RESOLUTION
1	Dispute Resolution. All Disputes under this Agreement are subject to the following dispute resolution process. Only a Senior Representative may initiate, respond to, negotiate, resolve or otherwise direct the resolution of a Dispute.
1.1	Negotiation. A Senior Representatives will first attempt to negotiate a resolution to the Dispute.
(A)	Notice of the Dispute. The disputing party initiates negotiations by providing written notice to the other party, explaining the subject of the Dispute and the relief requested.
(B)	Procedures. The party receiving a notice of Dispute must respond in writing within 30 calendar days with a statement of its position on, and recommended resolution of, the Dispute. If the Dispute is not resolved by this exchange of information, the Senior Representatives of each party will meet (either by phone, or, if agreed to, in person,) at a mutually agreeable time and place within 60 calendar days of the date of the initial notice and thereafter as often as they reasonably deem necessary in order to exchange relevant information and perspectives and to attempt to resolve the Dispute.
(C)	Participants in the Negotiations. Senior Representatives will negotiate the Dispute. If necessary, non-Senior Representatives of the RETAILER or Sprint may, upon the request and at the direction of a Senior Representative, participate in the resolution of a Dispute.
(D)	Failure of Negotiation. If the Dispute is not resolved within 90 calendar days of the date of the disputing party’s initial notice, or if the Senior Representatives fail to meet within 60 calendar days of the date of the initial notice, either party may initiate non-binding mediation of the Dispute as specified below.
1.2	Mediation. If a Dispute is not resolved through negotiation in accordance with this Agreement, either party may submit the Dispute for mediation under the Commercial Mediation Procedures and Rules of the American Arbitration Association (AM).
(A)	Conduct of Mediation.
(1)	Governing Rules. The Commercial Mediation Procedures and Rules of the American Arbitration Association (“AAA”) will govern the selection of a mediator and the conduct of the mediation, subject to this Agreement.
(2)	Mediation Briefs. Mediation briefs or statements not to exceed 15 pages will be submitted to the Mediator.
(3)	Additional Rules for Mediation. Unless the parties both agree otherwise, the mediation:
(a)	will last no longer than one business day;
(b)	must be attended by a Senior Representative of each party who may bring counsel and/or other representatives of the party; and
(c)	will take place in New York, New York, unless an alternative location is agreed upon by the parties.
(B)	Costs of Mediation. Each party will bear one-half of the cost of the fees and expenses of the mediation. Each party will bear all its own (and their advisors’) costs and fees incurred initiating, preparing, and presenting its case with respect to the mediation.
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(C)	Failure of Mediation. If the Dispute is not resolved through mediation, the mediation will be terminated by a written declaration of the mediator that the Dispute has not been resolved.
1.3	Arbitration. No party may commence arbitration until a Dispute has been subject to both negotiation and mediation in accordance with this Agreement. Either party may initiate arbitration with respect to a Dispute by filing a written demand for arbitration pursuant to the Wireless Industry Arbitration Rules of the AAA at any time after the 45th calendar day following the date that a request for mediation of such Dispute was first submitted, or, if earlier, the date that mediation is terminated. This applies to all causes of action, whether nominally a “claim”, “counterclaim”, or “cross-claim”, arising under common law or any state or federal statute. The mediation may continue after the commencement of arbitration if the parties so desire.
(A)	Identification and Location of Arbitrators. Unless otherwise agreed by the parties, Arbitration will be conducted by a panel of three arbitrators in New York, New York. All three arbitrators will be “neutrals,” and the parties will select arbitrators in accordance with the Wireless Industry Arbitration Rules of the AAA.
(B)	Conduct of Arbitration. The arbitration will be governed by the Wireless Industry Arbitration Rules of the AM, except as otherwise set forth in Section 1.3 to this Exhibit G.
(C)	Scope of Discovery. Except as stated in this Agreement, all discovery will be governed by the Federal Rules of Civil Procedure. Discovery will include the request for and production of documents, depositions and interrogatories as specified below.
(1)	Depositions. Depositions are limited to no more than 3 fact depositions per party for a period of no more than 4 hours each.
(2)	Expert Witnesses. Each party may have up to 2 expert witnesses and depositions of experts, in addition to the 3 fact depositions above, for 4 hours of testimony each, to be preceded by the expert’s written report to comply with Fed.R.Civ.P.26 (a){2)(B}.
(3)	Interrogatories. Interrogatories will be limited in scope for the purpose of identifying persons with knowledge of facts relevant to the Dispute; and requesting specification of damages.
(4)	Production of Documents. Requests for production of documents will be limited to a one-time request and will only seek documents related to the specific subject matter of the Dispute.
(5)	Settlement of discovery disputes. Any issues concerning discovery upon which the parties cannot agree will be submitted to the arbitration panel for determination.
(D)	Award. The arbitration panel will, upon the concurrence of at least 2 of its 3 members, have the authority to render an appropriate decision or award, including the power to grant all legal remedies consistent with the terms of this Agreement and the law in the Commonwealth of Virginia. The arbitration panel will have no power to award punitive damages of any kind, or damages that are prohibited elsewhere in this Agreement. The binding or preclusive effect of any award will be limited to the actual Dispute arbitrated, and to the parties, and will have no collateral effect on any other dispute or claim of any kind whatsoever. Within 30 calendar days of the conclusion of the arbitration, the arbitrators will prepare in writing and provide to the parties the award, including factual findings and the reasons on which the award is based.
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(E)	Motions to Dismiss/Summary Judgment. The arbitrators are empowered and encouraged, under appropriate circumstances, to grant motions to dismiss or motions for summary judgment, applying standards under the Federal Rules of Civil Procedure and the Federal Rules of Evidence.
(F)	No Change of Venue/Forum. Neither party will seek a transfer of venue or forum.
(G)	Costs. Each party will bear one-half of the costs of the fees and expenses of the arbitrators. Each party will bear all its own (and their advisors’) costs and fees incurred initiating, preparing, and presenting its case with respect to the arbitration.

(H)	Arbitration is Confidential. The arbitration, along with all filings and decisions, will be confidential except as necessary to enforce the award.
2 Waiver of Rights. Sprint and Retailer each waive:
2.1	their rights to litigate Disputes in court, except as set forth in Section 4 of this Exhibit G below;

2.2	to receive a jury trial; and
2.3	to participate as a plaintiff or as a class member in any claim on a class or consolidated basis or in a representative capacity.
3. No Class Action Arbitration. Sprint and Retailer both agree that any arbitration will only be conducted on an individual basis and that if it is determined, despite the clear and unambiguous intent of the parties as stated in this Agreement, to permit arbitration other than on an individual basis, such arbitration will immediately be terminated and neither party will be under any obligation to continue in such arbitration. In the case of such termination, or if the arbitration clause is deemed inapplicable or invalid, or otherwise is deemed to allow for litigation of disputes in court, Sprint and Retailer both waive, to the fullest extent allowed by law, any right to pursue or participate as a plaintiff or a class member in any claim on a class or consolidated basis or in a representative capacity.
4. Injunctive Relief. Notwithstanding anything to the contrary herein, if Sprint determines, in its sole discretion, that it may suffer irreparable harm as a result of Retailer’s breach, or threatened breach, of this Agreement, then Sprint may, without complying with any other dispute resolution procedures in this Exhibit G seek injunctive relief from a court of competent jurisdiction.
5. Survival. The provisions of Exhibit G will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.
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EXHIBIT G
INSURANCE REQUIREMENTS
1. RETAILER will provide and maintain at its own expense the following insurance against liability arising in any way out of this Agreement:
1.1	Commercial General Liability insurance (including but not limited to, contractual liability insurance) with a limit of $1,000,000 for anyone occurrence, $2,000,000 General Aggregate;

1.2	Workers’ Compensation in compliance with the laws of the state(s) where operations occur, with Employers Liability insurance in the amount of $1,000,000 each accident, $1,000,000 by Disease each employee and $1,000,000 by Disease, Policy limit;

1.3	Business Automobile Liability insurance covering all vehicles used in connection with the Agreement with a combined single limit of $1,000,000;

1.4	Umbrella form excess liability insurance with limits of at least $5,000,000, and

1.5	“All-risk” property insurance (including transit coverage) to cover the full value of all Sprint property in the care, custody and control of Retailer.

1.6	All policies will be “occurrence” form.
2. All insurance policies will be issued by companies licensed or authorized to transact business in the state(s) where operations will occur and who hold a current rating of at least A-, VII according to A.M. Best. Sprint, its directors, officers, partners, affiliates, subsidiaries and employees will be named as additional insureds on all liability insurance policies required in this agreement. Sprint will be listed as a loss payee as its interests apply on the all-risk policy. Each insurance policy will contain a waiver of subrogation in favor of Sprint. Each insurance policy will contain a clause requiring that the insurer endeavor to give Sprint at least 30 days prior written notice of cancellation, and Retailer will immediately notify Sprint of any reduction or possible reduction in the limits of any the policy where the reduction, when added to any previous reduction, would reduce coverage below the limits required under this Agreement. Retailer’s insurance will be primary for services/work provided under this agreement while Sprint’s insurance will be excess and non-contributory to any insurance coverage provided by the Retailer.
3. RETAILER will provide proof of insurance either in the form of a Certificate of Insurance (ACORD form 25S or equivalent) or a web based Memorandum of Insurance. Retailer will provide this proof within 15 days of signing this Agreement and again within 15 days of the renewal or replacement of each policy. All certificates of insurance will be addressed to the address designated by Sprint:
TEMP